Exhibit 5.1

August 20, 2014

Global Ship Lease, Inc.

Portland House

Stag Place

London SW1E 5RS

United Kingdom

Re:	Global Ship Lease, Inc.

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to Global Ship Lease, Inc., a Republic of the Marshall Islands corporation (the “Company”) and its Marshall Islands subsidiary GSL Alcazar Inc. (the “Marshall Islands Subsidiary”), in connection with the offer and sale of up to an aggregate of 1,610,000 depositary shares (the “Depositary Shares”), each of which represents 1/100th interest in a share of the Company’s 8.75% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, with a liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) (the “Preferred Shares”), and in aggregate representing 16,100 shares (the “Shares”) of the Preferred Shares, under the Registration Statement (as defined below) and pursuant to the Underwriting Agreement, dated August 13, 2014 (the “Underwriting Agreement”), between the Company and Morgan Stanley & Co. LLC, as representative of the several underwriters named therein. The Shares are to be deposited against delivery of a depositary receipt (the “Depositary Receipt”) representing the Depositary Shares to be issued by Computershare Inc, as depositary (the “Depositary”), under a Deposit Agreement, dated as of August 20, 2014 (the “Deposit Agreement”), among the Company, the Depositary and holders from time to time of the Depositary Shares issued thereunder. We have reviewed the Registration Statement on Form F-3 (File No. 333-197518) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”); the Company’s prospectus dated July 28, 2014 (the “Base Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Securities and Exchange Commission (the “Commission”) under the Securities Act; the Company’s preliminary prospectus supplement dated August 13, 2014 (together with the Base Prospectus, the “Preliminary Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the pricing term sheet dated August 13, 2014 relating to the Shares filed by the Company as a free writing prospectus pursuant to Rule 433 of the rules and regulations of the Commission under the Securities Act (the “Free Writing Prospectus”); and the final prospectus supplement to the Base Prospectus dated August 13, 2014 (the “Final Prospectus,” and together with the Base Prospectus, the “Prospectus”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;

(ii)	the Prospectus;

Global Ship Lease, Inc.

August 20, 2014

(iii)	the Underwriting Agreement;

(iv)	the Deposit Agreement;

(v)	the Certificate of Designation for the Shares filed with the Registrar of Corporations of the Republic of the Marshall Islands on August 19, 2014;

(vi)	the certificate representing the Shares registered in the name of the Depositary;

(vii)	the Depositary Receipt; and

(viii)	such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Shares have been duly authorized and, when issued, sold and paid for as described in the Registration Statement and Prospectus, will be validly issued, fully paid and non-assessable.

Furthermore, based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Depositary Receipt has been duly authorized and, when issued against the deposit of the Shares in accordance with the Deposit Agreement, will be validly issued and will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms of the Depositary Receipt and the Deposit Agreement.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference into the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Base Prospectus, the Preliminary Prospectus and the Final Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP